Exhibit 23.2

Consent of Ernst & Young LLP,Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the AECOM 2016 Stock Incentive Plan of our reports dated November 25, 2015, with respect to the consolidated financial statements and schedule of AECOM and the effectiveness of internal control over financial reporting of AECOM included in its Annual Report (Form 10-K) for the year ended September 30, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
March 1, 2016